Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the registration statement on Form S-11 of Spirit Finance Corporation of our report dated April 8, 2011, with respect to the consolidated balance sheets of Specialty Retail Shops Holding Corp. as of January 29, 2011 and January 30, 2010 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended January 29, 2011, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, IL

November 10, 2011